Exhibit 99.01

Glu Mobile Inc.

2017 Executive Bonus Plan

(Approved by the Compensation Committee on January 30, 2017)

Effective Date:	January 30, 2017 for the 2017 fiscal year of Glu Mobile Inc. (the “Company”).
Eligibility:	1.The following executive officers of the Company (the “Executive Officers”) are eligible to participate:
	•	Nick Earl, the Company’s President and Chief Executive Officer;
	•	Eric Ludwig, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer;
	•	Chris Akhavan, the Company’s Chief Revenue Officer;
	•	Tim Wilson, the Company’s Chief Technology Officer; and
	•	Scott Leichtner, the Company’s Vice President and General Counsel
2.The Executive Officer must be employed by the Company on the date bonuses are paid to be eligible to receive a bonus.
Bonus Level:

Target bonus levels are a fixed percentage of the Executive Officer’s annual base salary as of December 31, 2017. The exact percentage is specified in the Executive Officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).  Each Executive Officer’s “Target Bonus Amount” for the 2017 fiscal year as of the date of the Bonus Plan’s adoption is as follows:

	•	Mr. Earl – $450,000;
	•	Mr. Ludwig – $375,000;
	•	Mr. Akhavan – $280,000;
	•	Mr. Wilson – $142,500; and
	•	Mr. Leichtner – $152,500.
Frequency:	Awarded 100% on an annual basis.
Bonus Components:

For each of the Executive Officers, the total bonus is awarded based on whether, and to the extent, the Company achieves the 2017 Annual Bookings goal.  No bonus will be paid with respect to the 2017 Annual Bookings goal unless the Company achieves such goal at a specified minimum threshold that has been established by the Committee (the “Minimum Threshold”).

To the extent that Glu achieves the 2017 Annual Bookings goal at a level equal to a specified minimum threshold that has been established by the Compensation Committee (the “Minimum Threshold”), then each Executive Officer will receive a bonus that equals 20% of his Target Bonus Amount.

If Glu generates 2017 Annual Bookings in excess of the Minimum Threshold, then each Executive Officer will be eligible to receive a larger bonus, with the Executive Officers eligible to receive bonuses of up to the 200% of this Target Bonus Amount upon achievement of the maximum threshold for the 2017 Annual Booking goal that has been established by the Compensation Committee (the “Maximum Threshold”).

To the extent that Glu generates 2017 Annual Bookings between the Minimum Threshold and the Maximum Threshold, each Executive Officer’s bonus will be between 20% and 200% of his Target Bonus Amount calculated based on a linear interpolation between certain intermediate 2017 Annual Bookings targets that have been established by the Compensation Committee.

Payment Timing:	All bonus payments made under the Bonus Plan shall be made no later than March 15, 2018.
Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.
Employment Relationship:	Employment with the Company is at-will and participation in this Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.
Governing Law:	The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.